UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 14, 2007

AVENTINE RENEWABLE
ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32922	05-0569368
(State or other jurisdiction of		(IRS Employer Identification No.)
incorporation)	(Commission File Number)

1300 South 2nd Street	61554
Pekin, IL	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (309) 347-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 14, 2007, Aventine Renewable Energy Holdings, Inc. (the “Company”) entered into an Advance Work Agreement (the “AWA Agreement”), effective as of March 12, 2007, with Delta-T Corporation (“Delta-T”), for the purchase of plant equipment in advance of the completion of negotiations of an engineering, procurement and construction agreement (“EPC”) with Kiewit Energy Company (“Kiewit”).

The AWA Agreement provides for payments to Delta-T in the amount of $102 million for the purchase at market prices then-current of long-lead time items that will be necessary in construction of the Company’s two proposed ethanol facilities in Aurora, Nebraska and Mount Vernon, Indiana. Payments to Delta-T under the AWA Agreement are expected to begin in March 2007 and continue until May 2008. The AWA Agreement calls for early termination penalties payable by the Company if the Company decides to terminate.

There is no material relationship between Delta-T and the Company other than set forth in this report.

On March 17, 2007, the Company entered into an agreement with Kiewit for Pre-EPC consulting and contracting services (the “Pre-EPC Agreement”) in order to expedite the performance of certain tasks related to the design and construction of the Company’s proposed Aurora, Nebraska ethanol facility.  Kiewit will perform certain advance engineering, design, scheduling and construction services under the Pre-EPC Agreement. Payments totaling $11,986,078 will be made to Kiewit under the terms of the Pre-EPC Agreement. Payments to Kiewit under the Pre-EPC Agreement are expected to begin in March 2007 and continue until August 2007.

There is no material relationship between Kiewit and the Company other than set forth in this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  March 21, 2007

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ William J. Brennan
William J. Brennan Principal Accounting Officer